Exhibit 99.1

News Release

Thursday, May 17, 2018

Synchrony Announces Plans to Increase Quarterly Common
Stock Dividend to $0.21 Per Share and Approval of a $2.2 Billion
Share Repurchase Program

STAMFORD, Conn. - Synchrony Financial (NYSE: SYF) announced today that its Board of Directors intends to increase the quarterly cash dividend from $0.15 to $0.21 per share of common stock, commencing the third quarter of 2018, and has approved a share repurchase program of up to $2.2 billion through June 30, 2019. The company expects to make share repurchases from time to time subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.

About Synchrony

Synchrony (NYSE: SYF) is a premier consumer financial services company delivering customized financing programs across key industries including retail, health, auto, travel and home, along with award-winning consumer banking products. With more than $130 billion in sales financed and 74.5 million active accounts, Synchrony brings deep industry expertise, actionable data insights, innovative solutions and differentiated digital experiences to improve the success of every business we serve and the quality of each life we touch. More information can be found at www.synchronyfinancial.com and through Twitter: @Synchrony.

Contacts
Investor Relations:                        Media Relations:
Greg Ketron    Jennifer Church                    Sue Bishop
(203) 585-6291    (203) 585-6508                    (203) 585-2802
InvestorRelations@syf.com                    Media.Relations@syf.com